UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 9, 2011

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS		75240
(Address of Principal Executive Offices)		(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In December 2007, the Division of Investigations of the Office of Enforcement of the Federal Energy Regulatory Commission (the “FERC”) began an investigation into possible violations by Atmos Energy Corporation and certain of our affiliates of FERC’s posting and competitive bidding regulations for pre-arranged released firm capacity on interstate natural gas pipelines. We cooperated fully with FERC in its investigation and have taken steps to better ensure that current and future transactions comply with applicable FERC regulations by implementing a compliance plan dealing with capacity release and other related matters.

Atmos Energy Corporation and its affiliates, Atmos Energy Marketing, LLC and Trans Louisiana Gas Pipeline, Inc. (collectively, the “Company”), have entered into a stipulation and consent agreement (the “agreement”) with the Staff of the Office of Enforcement of FERC, which was approved by FERC on December 9, 2011, thereby resolving this investigation. FERC’s findings of violations were limited to the non-utility operations of the Company. Under the terms of the agreement, the Company will pay to the United States Treasury a total civil penalty of approximately $6.4 million and to energy assistance programs approximately $5.6 million in disgorgement of unjust profits plus interest for violations identified during the investigation. The resolution of this matter did not have a material adverse impact on the Company’s fiscal 2011 earnings and none of the payments will be charged to any of the Company’s customers. In addition, none of the services the Company provides to any of its utility or non-utility customers will be affected by the agreement.

A copy of the agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Stipulation and Consent Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: December 9, 2011	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Stipulation and Consent Agreement

4